Exhibit 4.25
ALION EXECUTIVE DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008
ARTICLE I
PURPOSE
The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Alion, Inc., a Delaware corporation. The Plan is herein amended and restated effective January 1, 2008, to comply with final regulations under Code Section 409A and to make certain other changes to the Plan; provided, however, that any provision herein required to be effective as of an earlier date in order for the Plan to comply with Code Section 409A shall be effective as of such earlier date. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
ARTICLE II
DEFINITIONS
For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
2.1. “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the Deferral Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
2.2. “Administrator” means the Committee or such other person or persons appointed by the Committee to be responsible for the daily operations of the Plan. Upon a Change in Control, the Administrator shall be determined pursuant to Section 9.2 of the Plan.
2.3. “Affiliate” means an entity which is a member of a “controlled group” of corporations with the Company under Code Section 414(b) or a trade or business under common control with the Company under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(1), (2) or (3) and for the purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears. In addition, to the extent the Committee determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Employment has occurred, the Committee may designate an entity that would meet the definition of “Affiliate” by substituting “20 percent” in place of “50 percent” in the preceding sentence as an Affiliate. Such designation shall be made by December 31, 2007 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.
2.4. “Annual Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, SAR Payments, Phantom Stock Payments, income related to the exercise of stock options, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

2.5. “Annual Bonus” shall mean any compensation payable to a Participant as an Employee under the Employer’s bonus plans, where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months.
2.6. “Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary, Annual Bonus, SAR Payment and Phantom Stock Payment that a Participant elects to defer in accordance with Article IV, for any one Plan Year. In the event of a Participant’s retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.
2.7. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article VII, that are entitled to receive benefits under this Plan upon the death of a Participant.
2.8. “Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.
2.9. “Board” shall mean the Board of Directors of the Company.
2.10. “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a) any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
(b) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;
(c) a majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
(d) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) A Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or
(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (other than an employee benefit trust established or maintained for the benefit of employees of the Company). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.
2.11. “Claimant” shall have the meaning set forth in Section 11.1.
2.12. “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
2.13. “Committee” shall mean the committee described in Article IX.
2.14. “Company” shall mean Alion, Inc., a Delaware corporation and any successor to such corporation that adopts the Plan.
2.15. “Deferral Account” shall mean (a) the sum of all of a Participant’s Subaccounts and any portion of the Account Balance to be paid in respect of the Participant’s Termination of Employment, plus (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account. The Deferral Account, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
2.16. “Disability” means that the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration.
2.17. “Election Form” shall mean the form established by the Administrator that a Participant completes, signs and returns to the Administrator to make his or her deferral election under the Plan.
2.18. “Employee” shall mean an employee of an Employer who is a member of a select group of management or highly compensated employees.
2.19. “Employer” shall mean the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan pursuant to Section 13.11. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.

2.20. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
2.21. “Fair Market Value” on any given date means the value of one share of Common Stock as determined by the Administrative Committee in its sole discretion, based upon the most recent valuation of the Alion Common Stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied.
2.22. “Hardship” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the spouse, dependent (as defined in Code Section 152(a)) or Beneficiary of the Participant, (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Hardship event. The Administrator shall determine whether the circumstances presented by the Participant constitute an unanticipated emergency. Such circumstances and the Administrator’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of his elective deferrals under this Plan or a similar deferred compensation plan for the remainder of the Plan Year.
2.23. “Participant” shall mean an Employee who meets the requirements for participation in Section 3.1, elects to participate in the Plan by signing and returning an Election Form in a manner acceptable to the Administrator, and actually commences participation in the Plan, and whose participation has not terminated.
2.24. “Phantom Stock Award” shall mean an award granted to an Employee pursuant to the terms of the Alion Science and Technology Corporation Phantom Stock Plan or the Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan, as such Plans may be amended from time to time (collectively, the “Phantom Stock Plans”).
2.25. “Phantom Stock Payment” shall mean an amount paid to an Employee upon vesting of a Phantom Stock Award.
2.26. “Plan” shall mean the Alion Deferred Compensation Plan, which shall be evidenced by this instrument, as may be amended from time to time.
2.27. “Plan Year” shall mean the twelve-month period commencing each January 1 and ending on December 31.
2.28. “SAR” shall mean an award granted to an Employee pursuant to the terms of the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan, as amended from time to time.
2.29. “SAR Payment” shall mean an amount paid to an Employee upon his exercise or payment of an SAR.

2.30. “Scheduled Distribution” means a distribution from a Participant’s Scheduled Distribution Subaccount in accordance with Section 5.1.
2.31. “Scheduled Distribution Subaccount” or “Subaccount” shall mean the separate subaccounts under the Deferral Account that are established and maintained for each Participant. Such subaccounts shall reflect (a) the amount deferred pursuant to the Participant’s Election Form for each deferral election; (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Subaccount, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Subaccount. In the event that two or more Subaccounts reflect amounts deferred that are to be paid at the same time, all such Subaccounts shall be aggregated into a single Subaccount.
2.32. “Termination of Employment” shall mean the severing of employment with all Employers for any reason. A Termination of Employment will be deemed to have occurred if the facts and circumstances indicate that the Company and Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform for the Employer or an Affiliate after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than the lesser of (a) 19 hours of bona fide services per week, or (b) fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Participating Employer and its Affiliates less than 36 months). A Participant will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with an Employer is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period. Whether an Employee incurs a termination of employment with the Company or an Affiliate will be determined in accordance with the requirements of Code Section 409A.
2.33. “Trust” shall mean one or more trusts established, effective as of           , 2002 between the Company and the trustee named therein, as amended from time to time.
ARTICLE III
SELECTION, ENROLLMENT AND ELIGIBILITY
3.1. Eligible Employees. Each Employee who (a) provides services to the Employer at the level of Assistant Vice President (Corporate or Operation Management) or above, and (b) receives Annual Base Salary from the Employer at a rate of $100,000 or above, shall be eligible to become a Participant in the Plan; provided, however, that the Committee may, in its sole discretion, restrict the participation of an otherwise eligible Employee or designate additional eligible Employees from a select group of management and highly compensated Employees of the Employer, as it deems appropriate.
3.2. Enrollment Requirements. As a condition to participation, each eligible Employee described in Section 3.1 shall complete, execute and return to the Administrator an Election Form. The Committee shall establish from time to time such enrollment requirements as it determines in its sole discretion are necessary.
3.3. Commencement of Participation. An eligible Employee shall commence participation in the Plan on the first day of the first Plan Year following the date on which the Employee completes all enrollment requirements, provided that the Employee is then employed as an eligible Employee.
3.4. Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant (a) no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or (b) is or would be a “Disqualified Person” (within the meaning of Sections 409(p)(4) and 4979A of the Code) for any period during which the Corporation maintains an employee stock ownership plan, the Committee shall have the right, in its sole discretion, to terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s status changes to the extent permitted under Code Section 409A and to prevent the Participant from making future deferral elections.

ARTICLE IV
DEFERRAL ELECTIONS/CREDITING/TAXES
4.1. Deferrals. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, SAR Payments and/or Phantom Stock Payments in the following percentages:

Deferral	Amount

Annual Base Salary	0% to 100%, in 1% increments
Annual Bonus	0% to 100%, in 1% increments
SAR Payments	0% or 100%
Phantom Stock Payments	0% or 100%
If no election is made, the amount deferred shall be zero.
4.2. Election to Defer; Effect of Election Form.
(a) Annual Election Forms. A Participant’s Election Form shall be effective only for the Plan Year that will be listed on the Election Form. The Administrator shall maintain an open enrollment period preceding each Plan Year in order to allow Participants to submit Election Forms. An Election Form shall become irrevocable as of the last day for filing such election as described below.
(b) Timing of Election to Defer Annual Base Salary. To be effective for any Plan Year, an Election Form to defer a percentage of Annual Base Salary must be received by the Administrator no later than December 31 of the Plan Year preceding the year in which such Compensation is earned.
(c) Timing of Election to Defer Annual Bonus. An Election Form to defer Annual Bonus meeting the requirements for “performance-based” compensation under Treasury Regulation Section 1.409A-1(e) must be received by the Administrator as of a date established by the Administrator which is at least six months prior to the end of the performance period in which such Annual Bonus is earned, provided that (i) performance criteria have been established in writing by not later than ninety (90) days after the commencement of the applicable performance period and the outcome is substantially uncertain at the time the criteria are established, (ii) the Participant is in employment with the Company continuously from the later of the beginning of the performance period or the date such performance criteria are set, and (iii) the election is made before such performance-based compensation has become readily ascertainable (i.e., is both calculable in amount and substantially certain to be paid).
(d) New Employees. If an individual first becomes an Employee eligible to participate in the Plan during a Plan Year, he or she may submit an Election Form to defer a percentage of Annual Base Salary for the Plan Year in which he or she becomes a Participant by filing such Election Form with the Administrator within thirty (30) days after he or she first becomes eligible to participate in the Plan; provided, however, that the Election Form shall apply only to compensation earned subsequent to the date of such election; and provided further that an election under this Section 4.2(d) shall not be available if (i) the individual is or was a participant in any other non-qualified defined contribution deferred compensation plan maintained by an Employer or any Affiliate, or (ii) the Employee first becomes eligible to participate in the Plan on or before September 30 of such year. An election under this Section 4.2(d) shall not apply to Annual Bonus.

(e) Timing of Election to Defer SAR Payment and Phantom Stock Payment. A Participant may elect to defer receipt of all of any SAR or Phantom Stock Award, as provided in the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan or the applicable Phantom Stock Plan. A Participant’s election must be made at least 12 months prior to the date that the applicable SAR or Phantom Stock Award would otherwise be paid under the terms of such Plan; provided, however, that an election to defer the receipt of a payment that would, absent such a deferral election, be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) must be made as of a date that is at least one year prior to the date such payment ceases to be subject to a substantial risk of forfeiture. Such deferrals shall be considered “redeferrals” under Treasury Regulation Section 1.409A-2(b) with respect to an applicable distribution event, and, as such, shall result in further deferral of the payment with respect to such distribution event for a minimum of five years.
(f) Timing and Method of Distribution. The Participant’s election shall, to the extent applicable, specify the Scheduled Distribution Subaccount or Subaccounts into which all or a portion of such Annual Deferral Amounts will be directed, as described in Section 5.1; and the payment commencement date and method of distribution to apply to benefits distributable upon the Participant’s Termination of Employment as described in Sections 5.2 and 5.3.
4.3. Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Annual Base Salary. The Annual Bonus, SAR Payment and Phantom Stock Payment portions of the Annual Deferral Amount shall be withheld at the time the Annual Bonus, SAR Payments and/or Phantom Stock Payments are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.
4.4. Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.
4.5. Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a) Election of Measurement Funds for Deferral Account. A Participant, in connection with his or her initial deferral election in accordance with Section 4.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 4.5(c) below) to be used to determine the additional amounts to be credited to his or her Deferral Account when the Participant commences participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Administrator that is accepted by the Administrator, to reallocate among the available Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Deferral Account, or to change the portion of his or her Deferral Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as soon as administratively possible and shall continue thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.
(b) Proportionate Allocation. In making any deferral election under the Plan, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Deferral Account to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Deferral Account).

(c) Measurement Funds. The Participant may elect one or more measurement funds (the “Measurement Funds”) for the purpose of crediting additional amounts to his or her Deferral Account. The Committee shall, in its sole discretion, select, discontinue, substitute or add a Measurement Fund at any time.
(d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. Each Participant’s Account balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant for the Deferral Account, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the selected or required Measurement Fund(s) in the percentages applicable to such business day, as of the close of business on the business day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred as of the business day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, as soon as administratively possible after the day on which such amounts are actually deferred from the Participant’s Annual Salary through reductions in his or her payroll; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, as soon as administratively possible.
(e) No Actual Investment. Notwithstanding any other provision of this Plan to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Employer or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer.
4.6. FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary, Annual Bonus, SAR Payment and Phantom Stock Payment that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Deferral Account in order to comply with this Section 4.6.
4.7. Distributions. The Employer, or the trustee of the Trust, shall withhold from any distributions made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.
ARTICLE V
DISTRIBUTIONS
5.1. Scheduled Distributions. A Participant may elect to receive a Scheduled Distribution with respect to an Annual Deferral Amount at the time he or she files the applicable deferral election under Section 4.2. A Participant may elect in accordance with Section 4.2(d) to direct all or a portion of his or her Annual Deferral Amounts for the Plan Year into one (or, if permitted by the Administrator, more than one) Subaccount(s), provided that any such Subaccount has a scheduled distribution date which is not earlier than twelve (12) months after the end of the Plan Year to which the Annual Deferral Amount relates; provided, however, that a Sub-Account to which any SAR or Phantom Stock Award is deferred shall have a Scheduled Distribution date that is not less than five years after the date such Award would otherwise have been paid. The Administrator may establish uniform and nondiscriminatory rules and procedures governing Scheduled Distribution Subaccounts, including establishing limitations on the number of Subaccounts available to Participants for any Plan Year or in the aggregate, and the minimum length of deferral to be provided under any newly-established Subaccount, as the Administrator deems appropriate.

To the extent permitted by the Administrator at the time of election, such election may designate whether the elected Scheduled Distribution will be paid as a result of the Participant’s intervening retirement, death, Disability or Termination of Employment, or alternatively will continue to apply notwithstanding such intervening event. Except as otherwise elected by a Participant under the preceding sentence, an election of a Scheduled Distribution shall automatically terminate upon the Participant’s retirement, death, Disability or Termination of Employment, at which time the provisions of Sections 5.2, 5.3 and 5.4 shall govern distribution of the Participant’s Deferral Account.
A Participant may, with the consent of the Administrator and to the extent permitted under Code Section 409A and regulations thereunder, elect to (a) revoke a Scheduled Distribution (provided that the Participant’s Scheduled Distribution election would otherwise automatically terminate upon the Participant’s Termination of Employment for any reason), in which case the balance of the applicable Subaccount will be restored to the Participant’s Deferral Account, or (b) extend to a later date the date permitted under Section 5.4 on which a Scheduled Distribution will occur, in which case the applicable Subaccount will be redesignated (and merged with another existing Subaccount having the same designated distribution date). A Participant may make an election under the preceding sentence by filing a new election prior to his or her Termination of Employment at such time and in such form as the Administrator shall designate. Any election to revoke or extend the date of a Scheduled Distribution shall not take effect until at least twelve months after the date on which it is made and must provide for a deferred distribution date not earlier than five years after the date such Scheduled Distribution was otherwise scheduled to be made and not later than the date set forth in Section 5.4. A Scheduled Distribution may be made in a single lump sum payment or in installments over two to eleven years (as described in Section 5.3(a) or 5.3(b), respectively).
5.2. Retirement, Death, Disability or Other Termination of Employment.
(a) Initial Distribution Election. A Participant who has incurred a Termination of Employment, whether by reason of retirement, voluntary or involuntary termination, death or Disability (each a “Distribution Event”), shall receive distribution of his or her Deferral Account (other than a Scheduled Distribution Subaccount having a Scheduled Distribution date prior to the date of Termination of Employment or a Scheduled Distribution Subaccount subject to a later Scheduled Distribution date with respect to which the Participant has elected under Section 5.1 that no intervening Distribution Event shall apply) in a single lump sum payment as soon as practicable but in any event within ninety (90) days following such Termination of Employment. Notwithstanding the foregoing, the Administrator may permit a Participant to elect a later payment commencement date permitted under Section 5.4, or an alternate method of distribution permitted under Section 5.3, by filing a written request with the Administrator at the time the Participant files an initial deferral election under Section 4.2. To the extent permitted under rules established by the Administrator at the time of election, such an election may separately specify different times or available methods of payment for different Distribution Events.
(b) Changes in Distribution Election. The Administrator may permit a Participant to defer the commencement of his or her distribution to a date permitted under Section 5.4, or select an alternative method of distribution permitted under Section 5.3, after the initial deferral election by filing a written request with the Administrator. Such a change election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the election is filed with the Administrator before the Participant’s Termination of Employment; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced for the Distribution Event without regard to such election; and (d) the Administrator approves such election. Except as otherwise provided in Section 5.6, a Participant’s distribution election shall become irrevocable upon the Participant’s Termination of Employment.

(c) Death. If a Participant dies before distribution of his or her Deferral Account has commenced, except to the extent the Participant has elected otherwise in accordance with 4.2 as permitted by the Administrator, the Participant’s benefit under the Plan shall be paid to his or her Beneficiary in a single lump sum payment as soon as practicable following the Participant’s death.
(d) Distribution Event. Whether a Participant has incurred a Distribution Event shall be determined by the Administrator in a manner consistent with the requirements of Section 409A and regulations thereunder.
5.3. Method of Payment.
(a) Lump Sum Payment. Distribution of a Participant’s Deferral Account pursuant to Section 5.1, 5.2 or 6.1, may be made in a cash lump sum.
(b) Installment Distribution. A Participant requesting distribution of a Deferral Account pursuant to Section 5.2 may, with the approval of the Administrator, receive distribution in periodic payments in lieu of a lump sum. Periodic payments shall be paid on an annual, quarterly or monthly basis, as elected by the Participant with the consent of the Administrator, over a period that does not exceed eleven (11) years. Each installment payment shall be determined by dividing the Participant’s then-current Account balance by the number of payments remaining to be paid. The Administrator may establish uniform and nondiscriminatory rules and procedures governing the payment of installment distributions, including the maximum period over which installment distributions shall be made and the minimum amount which must be distributed in each installment, as the Administrator deems appropriate.
(c) Death of Participant or Beneficiary During Installment Distribution Period. If a Participant who has elected installment payments under Section 5.3(b) dies after payments have commenced but before all amounts held in the Deferral Account have been distributed, then to the extent permitted by the Administrator at the time of the Participant’s deferral election, the remaining Deferral Account balance shall be paid to the Beneficiary or Beneficiaries designated by the Participant over the then remaining installment period, or if the Participant has so elected, in a single lump sum payment as soon as practicable following the Participant’s death. If the designated Beneficiary dies after the Participant but before all amounts held in the Deferral Account have been distributed, the then remaining balance in the Participant’s Deferral Account shall be distributed in a lump sum payment to the Beneficiary’s estate as provided in Section 5.3(a) (except to the extent that the Participant has designated one or more contingent Beneficiaries) as soon as practicable after the Beneficiary’s death.
5.4. Payment Commencement Date. A Participant may not elect a distribution date later than (a) April 1 of the calendar year after the year in which the Participant attains age 70 1/2, or (b) five years after the Participant’s Termination of Employment, if later.
5.5. Transition Rule Election. Pursuant to Internal Revenue Service Notice 2005-1, Q&A-19(c), as extended by Notice of Proposed Rulemaking REG-158080-04, a Participant who has not incurred a Termination of Employment may, prior to December 31, 2007, modify or make new elections regarding distribution of his or her Deferral Account(s) under Sections 5.1 through 5.3 at such time and in such form as the Administrator shall designate; provided, however, that no such distribution election may affect payments that the Participant would otherwise receive in 2007 or cause payments to be made in 2007.

5.6. Acceleration of Payment Date. Notwithstanding the foregoing, the distribution of benefits hereunder may be accelerated, with the consent of the Committee, under the following circumstances:
(a) Compliance with Domestic Relations Order: To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));
(b) Conflicts of Interest: To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of applicable Federal, state, local or foreign ethics law or conflicts of interest law;
(c) Payment of Employment Taxes: To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes;
(d) Section 409(p): To prevent the occurrence of a nonallocation year (within the meaning of Code Section 409(p)(3)) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount distributed may not exceed 125% of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year; or
(e) Tax Event: Upon a good faith, reasonable determination by the Committee, and upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
5.7. Delay of Payments. If the Committee reasonably determines that the making of any payment required under the Plan at the date specified in the Plan would jeopardize the ability of the Company to continue as a going concern, the payment will be treated as made upon the date specified under the Plan if the payment is made during the first taxable year of the Company in which the making of the payment would not have such effect. In addition, a payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first taxable year of the Participant after the reason for delay no longer applies:
(a) Payments Subject to the Deduction Limitation: The Company reasonably anticipates that such payment would otherwise violate Code Section 162(m);
(b) Violation of Law: The Administrator reasonably determines that making the payment will violate Federal securities or other applicable laws; or
(c) Other Permitted Event: Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.
ARTICLE VI
HARDSHIP
6.1. Withdrawal for Hardship. If a Participant experiences a Hardship, the Participant may petition the Administrator to receive a distribution of all or part of his or her vested Account balance. The Administrator may rely on the Participant’s representation that the Hardship cannot be alleviated by the means described in the last sentence of Section 2.22. The distribution shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Hardship, which amount may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determinations of the amount reasonably necessary to satisfy the Hardship will take into account any additional compensation that becomes available to the Participant as a result of cancellation of a deferral election. If, subject to the sole discretion of the Administrator, the Hardship distribution is approved, such distribution shall be made within sixty (60) days of the date of approval. If a Participant receives a distribution on account of Hardship, he or she shall be prohibited from making deferrals to the Plan for the remainder of the Plan Year in which the distribution is made, beginning when the Administrator approves the Hardship distribution.

ARTICLE VII
BENEFICIARY DESIGNATION
7.1. Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
7.2. Beneficiary Designation and Change of Beneficiary. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.
7.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.
7.4. No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her estate.
7.5. Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Administrator’s satisfaction.
7.6. Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer, Administrator and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.
ARTICLE VIII
TERMINATION, AMENDMENT OR MODIFICATION
8.1. Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its Board of Directors. Upon termination of the Plan, the Board of Directors may elect to (a) pay benefits hereunder as they become due as if the Plan had not terminated or (b) to extent permitted by Code Section 409A and regulations thereunder, direct that all payments remaining to be made under the Plan be made in a single lump sum to Participants (or their Beneficiaries).

8.2. Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification; and (b) no amendment or modification of this Section 8.2 or Section 9.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding the foregoing, the Board may amend the Plan as necessary to cause the Plan to comply with Code Section 409A.
8.3. Effect of Payment. The full payment of the applicable benefit under Articles V, VI or VII of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s participation in the Plan shall terminate.
ARTICLE IX
ADMINISTRATION
9.1. Committee Duties. Except as otherwise provided in this Article IX, this Plan shall be administered by a Committee that shall consist of members appointed by the Board. Members of the Committee may be Participants in this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.
9.2. Administration Upon Change In Control. Upon and after the occurrence of a Change in Control, the Administrator shall be an independent third party selected by the trustee of the Trust and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (a) pay all reasonable administrative expenses and fees of the Administrator; (b) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (c) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the trustee of the Trust only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.
9.3. Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
9.4. Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.5. Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.
9.6. Employer Information. To enable the Committee and/or Administrator to perform its functions, the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE X
OTHER BENEFITS AND AGREEMENTS
10.1. Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XI
CLAIMS PROCEDURES
11.1. Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one-hundred-eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
11.2. Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i) the specific reason(s) for the denial of the claim, or any part of it;
(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv) an explanation of the claim review procedure set forth in Section 14.3 below.

11.3. Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a) may review pertinent documents;
(b) may submit written comments or other documents; and/or
(c) may request a hearing, which the Committee, in its sole discretion, may grant.
11.4. Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one-hundred-twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a) specific reasons for the decision;
(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
(c) such other matters as the Committee deems relevant.
11.5. Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XI is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE XII
TRUST
12.1. Establishment of the Trust. The Company shall establish the Trust, and shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts for Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer. The Trust shall remain part of the Company’s general assets and no Participant or Beneficiary claiming payments under the Plan shall have any right, title or interest in the Trust.
12.2. Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants, Beneficiaries and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.
12.3. Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE XIII
MISCELLANEOUS
13.1. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
13.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
13.3. Employer’s Liability. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
13.4. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
13.5. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, either as an Employee or a director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.
13.6. Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.
13.7. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
13.8. Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
13.9. Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Virginia.

13.10. Notice. Any notice or filing required or permitted to be given to the Administrator or the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Alion
Attention: Stacy Mendler
1750 Tysons Boulevard, Suite 1300
McLean, VA 22102
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
13.11. Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
13.12. Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
13.13. Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
13.14. Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.
13.15. Trust. If the Trust terminates and benefits are distributed from the Trust to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.
13.16. Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of November 13, 2007, and certifies that the foregoing Plan was duly adopted by the Board of the Company on that date.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi Chief Executive Officer